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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85168
PROSPECTUS

                                RADIOLOGIX, INC.
                            OFFER TO EXCHANGE UP TO

              $160,000,000 10 1/2% SERIES A SENIOR NOTES DUE 2008

                                      FOR

              $160,000,000 10 1/2% SERIES B SENIOR NOTES DUE 2008
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                             ---------------------

     Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we are offering to exchange up to $160,000,000 of our 10 1/2% Series B Senior Notes due 2008 (the "New Notes"), which are registered under the Securities Act of 1933, as amended, for up to $160,000,000 of our outstanding 10 1/2% Series A Senior notes due 2008 (the "Old Notes"). We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement we entered into when we sold the Old Notes. We will not receive any proceeds from the exchange offer.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and liquidated damages provisions of the Old Notes do not apply to the New Notes. The New Notes will evidence the same debt as the Old Notes and will be governed by, and entitled to the benefits of, the same indenture under which we issued the Old Notes.

     We will exchange all outstanding Old Notes that you validly tender and do not withdraw before the exchange offer expires for an equal principal amount of New Notes. You may withdraw tendered Old Notes at any time prior to the expiration of the exchange offer.

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 9, 2002, UNLESS EXTENDED.

                             ---------------------

     To exchange your Old Notes for New Notes:

     - you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent so that the exchange agent receives the letter of transmittal before 5:00 p.m., New York city time, on May 9, 2002; or

     - if your Old Notes are held in book-entry form at The Depository Trust Company, you must instruct The Depository Trust Company, through your signed letter of transmittal, that you wish to exchange your Old Notes for New Notes. When the exchange offer closes, your account at The Depository Trust Company will be changed to reflect your exchange of Old Notes for New Notes.

     You should read the section called "The Exchange Offer" for additional information on how to exchange your Old Notes for New Notes.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is April 9, 2002